EXHIBIT 3


                  AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP
                     OF ROME ACQUISITION LIMITED PARTNERSHIP

               This Amendment, dated as of November 30, 2006 (this "Amendment"), to the Agreement of Limited Partnership, effective as of November 15, 2006 (the "Original Partnership Agreement" and, together with this Amendment, this "Agreement") of Rome Acquisition Limited Partnership, a Delaware limited partnership (the "Partnership"), is made this day by WH Rome Partners LLC, a Delaware limited liability company, as a General Partner ("Macklowe", in its capacity as a General Partner), Meadow Star LLC, a Delaware limited liability company, as a General Partner ("Icahn", in its capacity as a General Partner) and Mack-Cali Realty, L.P., a Delaware limited partnership, as a Limited Partner ("Mack-Cali Company"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Original Partnership Agreement.

                                 R E C I T A L S
                                 - - - - - - - -

               WHEREAS, on November 15, 2006, the Certificate of Limited Partnership of the Partnership was filed with the Secretary of State of Delaware and Macklowe, Macklowe Company, Icahn and Icahn Company entered into the Original Partnership Agreement; and

               WHEREAS, the General Partners desire to amend the Original Partnership Agreement to admit Mack-Cali Company as an additional Limited Partner; and

               WHEREAS, Section 11.1 of the Original Partnership Agreement provides that amendments to the Original Partnership Agreement for the purpose of admitting additional Limited Partners may be made by the General Partners, acting together by unanimous agreement, without the consent of any Limited Partner through use of the power of attorney described in Section 14.1 thereof.

               NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions hereinafter set forth and other good and valuable consideration, the parties hereby agree to amend the Original Partnership Agreement as set forth below:

               SECTION 1. Mack-Cali Company is hereby admitted to the Partnership as a Limited Partner.

               SECTION 2. Section 2.1 of the Original Partnership Agreement is hereby amended and restated in its entirety as follows:

                     Name. The name of the Partnership is "Rome
                     Acquisition Limited Partnership", or such other name or variations thereof as may, from time to time, be selected by the General Partners or as may be necessary to comply with laws, rules or regulations applicable to the business of the Partnership.

               SECTION 3. The following sentence is hereby added as the last sentence of Section 3.1 of the Original Partnership Agreement:

                     Notwithstanding anything to the contrary in this
                     Section 3.1, Mack-Cali Company hereby agrees that its initial capital commitment amount shall be $400 million. On November 29, 2006, Mack-Cali Company deposited into a segregated account at JPMorgan cash in the amount of $400 million. Mack-Cali Company shall become irrevocably committed to contribute such amount in cash to the Partnership as of 11:59 p.m. on December 2, 2006, with such commitment to be funded to the Partnership on December 4, 2006, provided that Mack-Cali Company may elect at any time prior to 11:59 p.m. on December 2, 2006, in its sole and absolute discretion and for any reason, including, without limitation, its evaluation of the Target based on its due diligence review of the Target, not to become irrevocably committed to contribute such amount to the Partnership in which case Mack-Cali Company shall cease to be a Limited Partner.

                     If Mack-Cali Company elects pursuant to the preceding paragraph not to contribute its initial capital commitment to the Partnership or is not satisfied, in its sole and absolute discretion, with the existing terms of the partnership agreement, including, without limitation, the rights and obligations of the Partners and the amount of each Partner's capital account, then Mack-Cali Company will cease to be a Limited Partner as of 11:59 p.m. on December 2, 2006 and neither Mack-Cali Company nor any of its affiliates shall become a General Partner. For purposes of clarity, Mack-Cali Company or any of its affiliates shall only become a General Partner pursuant to a subsequent amendment to this Agreement, in accordance with the terms of this Agreement.

               SECTION 4. Section 3.8 of the Original Partnership Agreement is hereby amended and restated in its entirety as follows:

                     Section 3.8 Expenses.

                     (a) Internal Expenses. For avoidance of doubt, each Partner shall be responsible for its own internal expenses related to or arising out of its activities outside of the Partnership and shall not have any right of reimbursement by the Partnership of such expenses.

                     (b) Shared Expenses. The General Partners shall bear, pro rata in accordance with their respective Capital Accounts , (i) all fees and expenses of the financial advisors, legal advisor and accounting firm engaged by either General Partner on behalf of the Partnership in connection with the preparation and submission of a proposal with respect to the acquisition of Target, the negotiation and execution of the Acquisition Agreement and taking the other actions contemplated by this Agreement with respect to the proposed acquisition of Target and (ii) other third-party costs incurred by one General Partner on behalf of the Partnership in connection with the preparation and submission of a proposal with respect to the acquisition of Target, the negotiation and execution of the Acquisition Agreement and taking the other actions contemplated hereunder as unanimously approved by the General Partners, including any costs associated with structuring any debt financing for the acquisition of Target; provided that the fees and expenses described in both clauses (i) and (ii) above are incurred with the unanimous consent of each General Partner (the "Shared Expenses"); and provided, further and notwithstanding that Shared Expenses must be approved by the unanimous consent of each General Partner, that if Icahn (x) has paid to the Partnership its pro rata share (based on the amount set forth next to Icahn's name on Schedule A) of any Shared Expenses and (y) requests that Macklowe pay to the Partnership its pro rata share (based on the amount set forth next to Macklowe's name on Schedule
                     A) of such Shared Expenses, then, within three (3) business days of such request, Macklowe shall pay to the Partnership its pro rata share of such Shared Expenses. In the event that Macklowe does not make the foregoing payment to the Partnership within such three (3) business days period, Icahn shall be entitled to collect from Macklowe, and Macklowe shall pay to Icahn or its designee, the Failure to Contribute Amount. Notwithstanding anything in this Agreement to the contrary, the Failure to Contribute Amount shall be the sole and exclusive remedy against Macklowe with respect to any failure to pay to the Partnership its pro rata share of any Shared Expenses in accordance with this Section 3.8(b).

                     (c) Repayment of Debt. If the General Partners unanimously elect, or are required by one or more third parties, to repay or repurchase at the Closing Date (or thereafter in connection with the sale of properties) any indebtedness of Target or any subsidiary of Target, at the Closing Date (or thereafter in connection with the sale of properties), the General Partners shall pay in cash such indebtedness plus any costs, expenses or fees associated with such repayment or repurchase, including without limitation any prepayment fees or penalties, to be repaid, pro rata in accordance with their respective Capital Accounts. For these purposes, "indebtedness" shall be deemed to include the costs of unwinding any interest rate swaps, caps, treasury locks and other derivatives and hedges associated with the indebtedness that is being repaid.

               SECTION 5. Section 5.2 of the Original Partnership Agreement is hereby amended and restated in its entirety as follows:

                     Section 5.2. Withdrawal. Except pursuant to Section
                     3.1 and Section 5.3 or Article VII, no Partner shall have the right to withdraw from the Partnership and no Partner shall withdraw from the Partnership under any circumstances or make a demand for withdrawal of any or all of its Capital Contributions.

               SECTION 6. Section 6.4 of the Original Partnership Agreement is hereby amended by amending and restating section (a)(i) thereof in its entirety as follows:

                             (i) indemnify and hold harmless each member
                     of the General Partner Group and Affiliates of each General Partner and each Limited Partner and their respective personal representatives, heirs, successors in interest and assignees of any thereof (each, an "Indemnified Party"), from and against any and all damages incurred or suffered by any Indemnified Party arising out of or in connection with the Partnership's business or affairs; provided, however, that the Partnership shall not indemnify or hold harmless any Indemnified Party with respect to any act or omission which was performed or omitted fraudulently or in bad faith by it; and

               SECTION 7. Section 11.1 of the Original Partnership Agreement is hereby amended and restated in its entirety as follows:

                     Approval of Amendments. Amendments to this Agreement may be made by the General Partners together with Mack-Cali Company (so long as Mack-Cali Company is a Limited Partner), acting together by unanimous agreement, without the consent of any Limited Partner through use of the power of attorney described in Section 14.1 hereof if those amendments are (i) of a non-material nature, as determined by the General Partners; (ii) for the purpose of creating a new class or classes of Limited Partnership Interests, admitting additional Limited Partners or reflecting the withdrawal of Limited Partners; (iii) necessary to maintain the Partnership's status as a partnership according to ss. 7701(a)(2) of the Code; (iv) necessary to preserve the validity of any and all allocations of Partnership income, gain, loss or deduction pursuant to ss. 704(b) of the Code; or (v) contemplated by this Agreement. Amendments to this Agreement other than those described in the first sentence of this
                     Section 11.1 may be made only if embodied in an instrument signed by all of the General Partners and a Majority-in-Interest of the Limited Partners and Mack-Cali Company (so long as Mack-Cali Company is a Limited Partner), provided, however, that any amendment to this Agreement pertaining to the rights, preferences, priorities, powers, limitations and/or restrictions with respect to the Limited Partners of a particular class or classes of Limited Partnership Interest need only be signed by all of the General Partners and a Majority-in-Interest of the Limited Partners of each such class of Limited Partnership Interest and Mack-Cali Company (so long as Mack-Cali Company is a Limited Partner). Any supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in, and formed a part of, this Agreement. The General Partners shall cause the Partnership to give written notice to all Partners promptly after any amendment has become effective. Any amendment to this Agreement must be in writing.

               SECTION 8. Exhibit A to the Original Partnership Agreement is hereby amended to amend and restate the definition of "Limited Partners" in its entirety as follows:

                     "Limited Partners" means (A) each of Icahn Company, Macklowe Company and Mack-Cali Company (so long as Mack-Cali Company is a Limited Partner), (B) from time to time, such Persons plus each Person subsequently admitted as an additional Limited Partner and each Person admitted as a Substituted Limited Partner pursuant to Section 7.2 hereof less any such Person who shall withdraw as a Limited Partner pursuant to Section 5.2 hereof, and (C) with respect to those provisions of this Agreement concerning a Limited Partner's distributions or allocations of Profits and Losses, any permitted assignee of a Limited Partner's Interest.

               SECTION 9. Exhibit A to the Original Partnership Agreement is hereby amended to amend and restate the definition of "Capital Account" in its entirety as follows:

                     "Capital Account" means, with respect to each Partner, the account so designated established on the books and records of the Partnership for each Partner. Without in any way affecting the issue of whether or not any Partner has breached this agreement by not funding the Partnership prior to November 28, 2006, in accordance the requirements of
                     Section 3.1 of the Original Partnership Agreement, upon funding their respective Initial Capital Contributions by depositing the funds into an account of the Partnership, the Capital Account of each of Icahn, Icahn Company, Macklowe and Macklowe Company shall be as set forth on Schedule A to this Agreement. As of November 29, 2006, in consideration for its agreements contained herein, the Capital Account of Mack-Cali shall be $100. Upon funding its initial capital commitment pursuant to Section 3.1 of this Agreement by depositing the funds into an account of the Partnership, the Capital Account of Mack-Cali Company (so long as Mack-Cali Company is a Limited Partner) shall be as set forth on Schedule B to this Agreement. The Capital Account of each Partner will be (i) increased by (A) the amount of Profits (and income and gain) credited to that Partner's Capital Account pursuant to Sections 4.1 and 4.2 hereof and (B) the amount of Additional Capital Contributions made by that Partner to the Partnership; and (ii) decreased by (A) the amount of Losses charged to that Partner's Capital Account pursuant to Article IV hereof and the amount of loss and (B) the amount of distributions in cash and the fair market value of other Partnership Property distributed (net of any liabilities encumbering the distributed Partnership Property that the Partner takes subject to or assumes) to that Partner pursuant to Article V and Section 9.2 hereof. Notwithstanding anything to the contrary contained in this definition or in Article IV hereof, each Capital Account shall be determined in accordance with the principles of Treasury Regulations ss. 1.704-l(b)(2)(iv).

               SECTION 10. Schedule A to the Original Partnership Agreement is hereby amended and restated in its entirety as Exhibit B to this Amendment.

               SECTION 11. Miscellaneous.

               (a) Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware.

               (b) Effect of Amendment. On and after the date hereof, each reference in the Original Partnership Agreement to "this Agreement", "hereof", "hereunder", or words of like import referring to the Original Partnership Agreement shall mean and be a reference to the Original Partnership Agreement, as amended by this Amendment. The Original Partnership Agreement, as amended by this Amendment, shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

               (c) Entire Agreement. This Amendment, together with the Original Partnership Agreement, contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Amendment as fully as though completely set forth herein.

               (d) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

               (e) Section and Paragraph Headings. The section and paragraph headings in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

               (f) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

               (g) No Waiver of Rights. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Icahn or Macklowe under the Original Partnership Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Partnership Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Notwithstanding the foregoing, if Mack-Cali elects to continue as a Limited Partner or become a General Partner, Mack-Cali will become a Partner on such terms and conditions as Mack-Cali, Macklowe and Icahn shall agree..

                            [Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                       WH ROME PARTNERS LLC
                                       as General Partner


                                       By: WH ROME INC.
                                       (its Managing Member)


                                       by:   /s/ William S. Macklowe
                                          ------------------------------------
                                          Name:  William S. Macklowe
                                          Title: Vice President


                                       MEADOW STAR LLC
                                       as General Partner


                                       by:   /s/ Keith Meister
                                          ------------------------------------
                                          Name:  Keith Meister
                                          Title: President


                                       MACK-CALI REALTY, L.P.
                                       By: Mack-Cali Realty Corporation, its
                                       general partner


                                       by:   /s/ Mitchell E. Hersh
                                          ------------------------------------
                                          Name:  Mitchell E. Hersh
                                          Title: President and Chief Executive
                                                 Officer



















                  [Signature Page to Amendment to Agreement of
          Limited Partnership of Rome Acquisition Limited Partnership]

                                    EXHIBIT A
                                    ---------



                                   Schedule B
                                   ----------


                  Partner                        Capital Contribution
                  -------                        --------------------
             Mack-Cali Company                $400,000,000

                                    EXHIBIT B
                                    ---------

                                   Schedule A
                                   ----------

               Partner                    Initial Capital Contribution
               -------                    ----------------------------
              Macklowe                        $597,000,000.00
          Macklowe Company                      $3,000,000.00
                Icahn                         $597,000,000.00
            Icahn Company                       $3,000,000.00